FOR IMMEDIATE RELEASE

Contact: Richard E. Davis

Chief Executive Officer

NMT Medical, Inc.

(617) 737-0930

red@nmtmedical.com

NMT Medical Announces New $2 Million Credit Facility

BOSTON, Mass., January 06, 2011 - NMT Medical, Inc. (NASDAQ: NMTI) today announced that it has entered into a credit agreement with LSQ Funding Group, L.C., a Florida-based firm that specializes in providing financing to small- and medium-sized businesses.

The asset-based credit facility provides for borrowings up to $2 million for working capital requirements and other general corporate purposes. The credit facility has a one-year term and is subject to a borrowing base calculated as a percentage of domestic accounts receivable that are pledged as collateral against the loan.

Richard E. Davis, NMT's Chairman, President and Chief Executive Officer, said, "This non-equity based credit facility, which replaces the credit arrangement with Silicon Valley Bank that we recently terminated, provides NMT with the necessary working capital required to fund its ongoing operations. We continue to tightly manage our expenses while working closely with the U.S. Food and Drug Administration to evaluate our potential next steps relating to patent foramen ovale (PFO) treatment for the stroke and transient ischemic attack (TIA) indications. In addition, we are continuing to evaluate all strategic options."

About NMT Medical, Inc.

NMT Medical is an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures. NMT is currently investigating the potential connection between a common heart defect that allows a right-to-left shunt or flow of blood through a defect like a patent foramen ovale (PFO) and brain attacks such as embolic stroke, transient ischemic attacks (TIAs) and migraine headaches. A common right-to-left shunt can allow venous blood, unfiltered and unmanaged by the lungs, to enter the arterial circulation of the brain, possibly triggering a cerebral event or brain attack. More than 34,000 PFOs have been treated globally with NMT's minimally invasive, catheter-based implant technology.

For more information about NMT Medical, please visit www.nmtmedical.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including those relating to the Company's cash position and next steps relating to patent foramen ovale (PFO) treatment for the stroke and transient ischemic attack (TIA) indications, involve known and unknown risks, uncertainties or other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the heading "Risk Factors" included in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, and subsequent filings with the U.S. Securities and Exchange Commission.

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